Item 77K: Changes in Registrant’s Certifying Accountant

The Board of Trustees has selected Cohen Fund Audit Services, Ltd. (“Cohen”) to serve as the independent registered public accounting firm for the Bennett Group of Funds’ (the “Registrant”) for the fiscal year ended April 30, 2013.  The decision to select Cohen was recommended by the Audit Committee and was approved by the Board on December 12, 2012.  During the Registrant’s fiscal year ended April 30, 2012, and through December 12, 2012, neither the Registrant, nor anyone on their behalf has consulted with Cohen on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(iv) of said Item 304). The decision to dismiss Ernst & Young LLP (“E&Y”), the Registrant’s previous independent registered public accounting firm, was recommended by the Registrant’s Audit Committee and approved by the Funds’ Board of Trustees.

The decision to dismiss Ernst & Young LLP (“E&Y”), the Registrant’s previous independent registered public accounting firm, was recommended by the Registrant’s Audit Committee and approved by the Funds’ Board of Trustees. E&Y’s report on the Registrant’s financial statements for the fiscal year ended April 30, 2012, contained no adverse opinion or disclaimer of opinion nor was it qualified or modified as to uncertainty, audit scope or accounting principles.  During the Registrant’s fiscal year ended April 30, 2012, and through December 12, 2012, (i) there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Registrant’s financial statements for such years, and (ii) there were no reportable events of the kind described in Item 302(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Registrant has requested that E&Y furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements.  A copy of such letter, dated ~~[__________] ,~~  July 1, 2013, is filed as an Exhibit to this Form N-SAR.

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